Press Release #201503	FOR IMMEDIATE RELEASE	February 6, 2015

Enertopia Provides Shareholder Update

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce the imminent launch of a brand new business initiative in the alternative health and wellness sector. We expect to be able to provide full details of our exciting product launch prior to market open on Monday, February 9th. However, we would like to provide some initial information on this exciting development, as well as an update on our Burlington, Ontario medical marihuana license application.

We recognize the challenges in the Canadian medical marihuana marijuana sector that have arisen in the past year due to evolving regulations and court challenges to just name a couple. Enertopia was the first public company in Canada to originally announce its intention to participate in the medical marihuana marijuana sector, in November of 2013. We have always tried to create value for our shareholders and those efforts continue.

In a timely and prudent fashion we expect to launch cannabidiol (CBD) – infused products, sourced from industrial hemp, in those jurisdictions where it is legal to do so. Those products are not currently legal under federal law in Canada, but they are legal in all 50 states in the USA. We hope, one day, to be able to grow medical marihuana under license and to be a vertically integrated company also using our knowledge and raw materials to manufacture CBD-infused products.

Next week we will announce our first new product for distribution in Canada. It will not contain any CBD’s. It is within a rapidly growing exciting alternative health and wellness sector that is receiving a great deal of attention. We intend to build this business by establishing our sales force and retail distribution by developing marketing and advertising materials to help us build our brand image.

We hope to introduce that same product, and subsequently a similar product infused with CBD’s, into the US markets later in 2015. These marketing and branding initiatives will help us to build our sales channels for broader product offerings over time. We believe these efforts will help us to build significant shareholder value while we go through the lengthy MMPR licence granting process.

Enertopia wishes to inform all stakeholders that it continues to pursue its Health Canada MMPR licensed producer status by way of its current joint venture partners. Both the Company and our shareholders have realized that the time required to move through the licensing process have been extended due to the two pending court cases, the first of which is to be heard on February 23, 2015.

Enertopia is fully committed to growing the Company and delivering value for future customers, employees and shareholders.

On February 6, 2015, the Enertopia’s Board has appointed Ms. Bal Bhullar as a Director of the Company. She has and continues to be the Chief Financial Officer since October 9, 2009. The Board has also accepted the resignation from Mr. John Thomas as a Director of Enertopia.

“I am happy to have MS. Bhullar join our board of Directors as she has been a dedicated officer to Enertopia since becoming CFO in October, 2009. I wish John all the best in his future business endeavours and thank him for his past efforts. As we move forward in 2015 I look forward to building out the Enertopia board for future growth in providing healing and wellness opportunities to a growing percentage of the population.” Stated President Robert McAllister

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412 This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the new business initiative will have any meaningful impact on the Company or the Company will be able to obtain future financings or a license under the MMPR program.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release